Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

At Hall, Kinion & Associates, Inc.
Investor Contact:
Martin Kropelnicki
Vice President & CFO
(415) 895-2200

HALL KINION ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR FOURTH QUARTER 2002

Novato, CA—January 14, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source™, announced today preliminary financial results for the fourth quarter ending December 29, 2002.

Based on preliminary estimates, the Company expects total revenues to be in the range of $38.0 to $40.0 million. Earnings per share estimates are expected to be a loss in the range of $0.09 to $0.12 per diluted share.

“We continued to see a softening in the Technology industry and a holiday drop in the average number of hours worked by our contractors, during November and December,” stated Brenda Rhodes, Chairman and CEO. “Several of our Technology clients either closed or worked reduced hours during the holidays. This, coupled with an already declining permanent placement market, has negatively impacted our performance during the quarter. We are hopeful that the technology market has hit bottom and will recover during 2003.”

Further stated Rhodes, “While technology has continued to struggle, we have been very pleased with our recent acquisition of OnStaff®. When we originally purchased OnStaff in August, they had approximately 1000 contractors on billing. OnStaff finished the year with over 1700 contractors on billing. We have worked diligently during the fourth quarter to consolidate the back office of OnStaff and anticipate the integration to be completed by the end of Q1. While profitability has not been an issue for OnStaff, the results of integrating the back office are expected to enhance their performance.”

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Hall, Kinion & Associates, Inc.
January 14, 2003/Page2

Final results for the fourth quarter and fiscal year 2002 will be released on February 4, 2003.

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™ for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Finance, Medical and Healthcare, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

About OnStaff

OnStaff®, a premier national specialty staffing company, places temporary and full-time employees in Real Estate, Finance and Healthcare industries. The company operates three specialized staffing divisions: TitleTemps, Finance & Accounting, and Healthcare. OnStaff also has two online recruiting and placement websites: TheBoardNetwork.com and MediCenter.com. OnStaff’s Web site address is http://www.OnStaff.com.

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